Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report, dated April 28, 2026, which appears in the Annual Report on Form 20-F filed with the U.S. Securities Exchange Commission (“SEC”) on April 28, 2026, in the Registration Statement on Form S-8 (file no. 333-286019 and 333-292252), relating to the audit of the consolidated balance sheets of LZ Technology Holdings Limited (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of consolidated statements of operations and comprehensive (loss) income, changes in (deficit)/equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the consolidated financial statements).

/s/ GGF CPA LTD

PCAOB NO: 2729

Guangzhou, China

April 28, 2026